Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form N-1A of BlackRock ETF Trust of our report dated December 22, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix A, which appears in BlackRock ETF Trust’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 20, 2026

Appendix A

BlackRock ETF Trust

1. iShares Enhanced Short-Term Bond Active ETF 2. iShares Government Money Market ETF 3. iShares Managed Futures Active ETF 4. iShares Prime Money Market ETF